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Exhibit 10.6

        AGREEMENT dated August 4, 2004 between Robert R. Carpenter, residing at 1174 Scott Avenue, Winnetka, Illinois 60093 ("Carpenter"), and Information Handling Services Group Inc., a Delaware corporation ("IHS Group").

        Carpenter wishes to resign from employment with IHS Group and its affiliates. This Agreement sets forth the agreements of the parties in connection with Carpenter's resignation to assure an orderly transition for the business. Accordingly, the parties agree as follows:

  1)
  Carpenter hereby resigns from his employment with IHS Group and its parent HAIC, effective November 30, 2005 ("Effective Termination Date").

  2)
  Carpenter will continue to serve as President and CEO of IHS Group until informed by the Chairman of HAIC that such services are no longer needed, but no later than November 30, 2004. From the date Carpenter ceases to serve as President and CEO of IHS Group until the Effective Termination Date, Carpenter shall be employed as Senior Advisor of IHS Group and Senior Advisor of HAIC. As such he will report to the Chairman of HAIC and perform duties of an executive nature for IHS Group, HAIC, TBG and/or their affiliates as mutually agreed by the Chairman of HAIC and Carpenter. As used in this Agreement, the term "affiliate" shall mean any company that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with IHS Group.

  3)
  As of the date Carpenter ceases to be President and CEO of IHS Group, he shall cease to be a director of IHS Group and HAIC. He will also cease to be an officer or director as of such date of any IHS Group affiliate.

  4)
  Carpenter shall continue to receive his current base salary through November 30, 2004. Carpenter shall be entitled to annual bonus payment for the fiscal year ended November 30, 2004 in accordance with the IHS Group Annual Incentive Plan. It is understood that notwithstanding the date Carpenter ceases to be President and CEO of IHS Group and becomes Senior Advisor of IHS Group and HAIC, Carpenter shall be entitled to the payments provided in this paragraph as if he continued as President and CEO of IHS Group through November 30, 2004.

  5)
  For the period from December 1, 2004 through the Effective Termination Date Carpenter shall receive salary at the rate of $250,000 per annum. Carpenter shall not participate in any annual bonus or other incentive plans for such period. Carpenter will continue to participate for the period through the Effective Termination Date in the then current IHS Group health and welfare related benefit plans, 401-K plan and retirement plan offered to US based employees of IHS Group generally. In addition, you will be vested in the retirement plan with the equivalent of five years of service. On the Effective Termination Date, Carpenter's resignation from IHS Group and HAIC shall become effective, and Carpenter shall not receive any further salary and shall not participate in any benefit plans from and after the Effective Termination Date.

  6)
  Carpenter has received grants of 1,750,000 stock options for the purchase of non-voting common stock of IHS Group Inc. pursuant to Stock Option Agreements dated March 1, 2003 and March 1, 2004 ("Stock Option Agreements"). The exercise of Carpenter's outstanding stock options granted under the Plan shall be governed by the terms of the Plan, including the exercise periods specified in Section 2 of the Stock Option Agreements.

  7)
  In the event prior to the Effective Termination Date, IHS Group or an affiliate puts into effect a new plan that provides for the substitution of options, restricted stock or other equity related instruments (and may include a cash payment component) for outstanding stock options awarded under the Plan or provides for such substitution under the existing Plan, then Carpenter's outstanding options will be treated comparably to the options of IHS Group's senior executives in the event a cash payment and/or new options, restricted stock or other equity related instruments are substituted for IRS options awarded under the Plan for such other senior executives. In valuing Carpenter's options for the purpose of any such substitution, it is understood that to the extent the valuation reflects the exercise price, the valuation of Carpenter's options will reflect the exercise price of the options set forth in the Stock Option Agreements. Carpenter will execute and be bound by any lock-up or similar agreement required of other senior executives of IHS Group and/or its affiliates in connection with an IPO.

  8)
  IHS Group will pay Carpenter the sum of $500,000 on December 1, 2004 and the sum of $250,000 on December 1, 2005. Alternatively, IHS Group shall have the option to make a single payment of $750,000 on December 1, 2004 and omit the $250,000 payment payable on December 1, 2005.

  9)
  To the fullest extent permitted by the law, IHS Group agrees to indemnify Carpenter against, and to hold Carpenter harmless from, all and any claims, lawsuits, losses, damages, assessments, penalties, expenses, costs and liabilities of any kind or nature, including without limitation, court costs and attorneys' fees which Carpenter may sustain as a result of, or in connection with, any suit or other proceeding brought by a third party (including but not limited to governmental or regulatory agencies or bodies) in connection with any act or omission of Carpenter by reason of the fact that he was employed or served as an officer or director of IHS Group or any affiliate thereof, unless such claim, lawsuit, loss, damage, assessment, penalty, expense, cost or liability is the result of Carpenter's gross negligence or willful misconduct.

  10)
  In exchange for the consideration and other promises provided by IHS Group described in this Agreement, Carpenter for himself and his representatives, heirs, and assigns, hereby releases and discharges IHS Group, and any successor or affiliate of IHS Group and their present and former officers, directors, employees, agents, representatives, legal representatives, accountants, successors, and assigns, (collectively, the "Released Parties") from all claims, demands, and actions of any nature, known or unknown, that he may have against Released Parties, including but not limited to claims that in any manner relate to, arise out of or involve any aspect of his employment with IHS Group or any of the other Released Parties, and the termination of that employment, including, but not limited to, any rights or claims under the Worker Adjustment and Retraining Notification Act ("WARN"), 29 U.S.C. § 2101 et seq.; Colorado Anti-Discrimination Act, Colo. Rev. Stat. § 24-34-401, et seq.; Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.; Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.; Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e, et seq.; Vocational Rehabilitation Act, 29 U.S.C. § 701, et seq.; Americans with Disabilities Act, 42 U.S.C. § 12101, et seq.; Executive Order 11246; the Civil Rights Act of 1866, as reenacted, 42 U.S.C. § 1981; the National Labor Relations Act, as amended, 29 U.S.C. § 141, et seq.; and any and all other municipal, state, and/or federal statutory, executive order, or constitutional provisions pertaining to an employment relationship. This release and waiver also specifically includes, but is not limited to, any claims in the nature of tort or contract claims, including specifically but not limited to any claim of wrongful discharge, breach of contract, promissory estoppel, intentional or negligent infliction of emotional distress, interference with contract, libel, breach of covenant of good faith and fair dealing, or other such claims, including but not limited to those arising out of or involving any aspect of his employment with IHS Group or any of the other Released Parties. This release and waiver shall not apply to any rights which, by law, may not be waived or to claims for breach of this Agreement, and nothing in this Agreement shall be construed to affect Carpenter's right to test the knowing and voluntary nature of this Agreement under the Older Worker Benefit Protection Act, 29 U.S.C. § 626 (f). Carpenter

    also specifically covenants that he will not bring suit or file any grievance or complaint of any nature in relation to any claim or right waived herein.

  11)
  Carpenter acknowledges that, during the course of his employment with IHS Group he has learned of information pertaining to the personnel, business, financial, and/or technical aspects of IHS Group and its affiliates and has received materials containing such information. Most of this information and materials is proprietary, and much of the information and materials is confidential information concerning such parties' business and employees. Therefore, Carpenter agrees that he will not communicate or disclose any information or materials regarding IHS Group and its affiliates, their operations, business practices, operating processes, or personnel practices, to any third party without first seeking and obtaining written consent of IHS Group. Carpenter will return any and all property of IHS Group and its affiliates on the Effective Termination Date.

  12)
  Carpenter hereby acknowledges his understanding that had he wished to do so, he could have taken up to 21 days or more to consider this Agreement, that he has read this Agreement and understands its terms and significance, and that he executes such Agreement voluntarily and with full knowledge of its effect, having carefully read and considered all terms of the Agreement and, if he has chosen to consult with an attorney, having had all terms and their significance fully explained to him by his attorney.

  13)
  Carpenter hereby certifies his understanding that he may revoke the Agreement, as it applies to him, within seven (7) days following execution of the Agreement and that this Agreement, as it applies to him, shall not become effective or enforceable until that revocation period has expired. He also understands that, should he revoke the Agreement within the seven-day period, the Agreement, as it applies to him, would be voided in its entirety.

  14)
  This Agreement and the Stock Option Agreements constitute the entire agreement and understanding of Carpenter and IHS Group with respect to the matters herein set forth, and all prior agreements (other than the Stock Option Agreements), negotiations and understandings relating to the subject matter of this Agreement are merged herein and superseded and cancelled by this Agreement. Without limiting the generality of the foregoing, the employment letter dated February 5, 2001 and the Robert R. Carpenter Stock Option Proposal dated December, 2002 are terminated effective the date hereof and neither party shall have any rights or obligations under such agreements. This Agreement may not be amended or modified and its terms and conditions may not be waived except by a written instrument signed by Carpenter and IHS Group.

  15)
  This Agreement shall be binding on and enure to the benefit of IHS Group and its successors and assigns and Carpenter and his heirs, executors and legal representatives. This Agreement shall be governed by the laws of the State of Colorado.

        IN WITNESS WHEREOF, Carpenter and IHS Group have executed this Agreement as of the day and year first above written.

/s/ ROBERT R. CARPENTER Robert R. Carpenter

Information Handling Services Group Inc.

By:	/s/ JERRE STEAD
Title:	Chairman of HAIC

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  Exhibit 10.6